Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Strong Fourth Quarter and
Fiscal Year 2005 Results
February 23, 2006 (Dallas, TX) — Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported financial results for its fourth quarter and fiscal year ended December 31, 2005.
Highlights
•	Sales — Q4 $565.9 million, FY $2,337.8 million

•	Net income — Q4 $19.5 million, FY $48.6 million

•	Net income per diluted share — Q4 $0.56, FY $1.55

•	Adjusted net income — Q4 $19.5 million, FY $82.2 million

•	Adjusted net income per diluted share — Q4 $0.56, FY $2.35
“We were able to deliver outstanding results in 2005 by leveraging our competitive strengths and aggressively executing our strategy,” said Floyd Sherman, Builders FirstSource President and Chief Executive Officer. “Our fiscal year accomplishments were highlighted by successfully completing our initial public offering and by achieving record sales and adjusted net income, as adjusted for items related to the IPO and refinancing transactions. In addition, our adjusted net income for the year increased an impressive 43 percent compared to 2004.”
Fourth Quarter 2005 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Total sales for the fourth quarter were $565.9 million, an increase of 11.9 percent, versus $505.6 million for the same period in 2004.

•	Fourth quarter net income grew 30.1 percent from $15.0 million in 2004 to $19.5 million in 2005. On an adjusted basis, net income increased 21.2 percent year-over-year.

•	Diluted weighted average shares outstanding for the fourth quarter of 2005 were 35.1 million compared to 27.4 million for the same quarter last year. The higher share count was primarily due to the company’s initial public offering, which was completed in June 2005. On an adjusted basis, diluted weighted average shares outstanding for the fourth quarter 2004 were 34.9 million.

Builders FirstSource Reports Strong Fourth Quarter and Fiscal Year 2005 Results, continued
•	Net income per diluted share for the quarter increased from $0.55 in 2004 to $0.56 in 2005, despite a 27.8 percent increase in shares outstanding. On an adjusted basis, net income per diluted share grew 21.7 percent compared to the prior year quarter.

•	Gross margin percentage for the quarter ended December 31, 2005 was 25.8 percent, compared to 25.6 percent in the same quarter of 2004. Gross margins expanded for all product categories, except for lumber & lumber sheet goods.

•	EBITDA for the fourth quarter was $42.4 million, a 23.9 percent increase year-over-year.

•	During the fourth quarter of 2005, the company repaid $25.0 million of its long-term debt with cash generated from operations. Long-term debt, including current portion, was $315.0 million at December 31, 2005. Net of cash on hand, long-term debt was $285.5 million.
Commenting on the fourth quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, “We closed our fiscal year on solid financial footing by reporting double digit gains in sales and net income for the quarter. Overall, we benefited from favorable housing trends in our geographic markets, market share gains, higher lumber prices and improved product mix.”
Fiscal Year 2005 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Total sales grew 13.6 percent to a record $2,337.8 million in 2005 versus $2,058.0 million in 2004.

•	Net income was $48.6 million in 2005 compared to $51.6 million in 2004, representing a decrease of 5.7 percent due to items solely relating to the IPO and refinancing transactions. On an adjusted basis, net income was $82.2 million, an increase of 43.0 percent compared to $57.5 million in 2004.

•	Net income per diluted share was $1.55 in 2005 compared to $1.93 in 2004, representing a decrease of 19.7 percent due to items solely relating to the IPO and refinancing transactions. On an adjusted basis, net income per diluted share grew 39.9 percent to $2.35 in 2005 from $1.68 in 2004.

•	Diluted weighted average shares outstanding for 2005 were 31.4 million compared to 26.7 million for 2004. Again, the higher share count was primarily attributable to the company’s initial public offering. On an adjusted basis, diluted

Builders FirstSource Reports Strong Fourth Quarter and Fiscal Year 2005 Results, continued
weighted average shares outstanding were 35.0 million for 2005 and 34.2 million for 2004.

•	Gross margin percentage for the year ended December 31, 2005 was 25.3 percent, compared to 23.5 percent in 2004. Gross margins expanded for all product categories, with prefabricated components being the largest contributor.

•	Adjusted EBITDA was $180.7 million in 2005, a 41.9 percent increase year-over-year. As a percentage of sales, adjusted EBITDA improved from 6.2 percent in 2004 to 7.7 percent in 2005.

•	During 2005, the company utilized net proceeds from its IPO of $109.0 million and $76.0 million of cash generated from operations to repay $185.0 million of its long-term debt.
Outlook
Commenting on the company’s outlook, Mr. Sherman said, “We believe we are well positioned to continue our positive momentum and look forward to 2006 with confidence. We expect that market share gains will continue to be a strong driver for year-over-year sales growth in 2006. We also believe that our enhanced product mix and improved working capital management will supplement our top line growth and drive increased profitability in 2006.”
Mr. Sherman concluded, “We remain committed to enhancing shareholder value by continuing to leverage our competitive strengths and executing our long-term growth strategy.”
Conference Call
Builders FirstSource will host a conference call today at 11:00 a.m. Eastern Daylight Time (EDT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-239-0750 (U.S. and Canada) and 718-354-1359 (international). A replay of the call will be available from 3:00 p.m. EDT today through March 2, 2006. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8974872. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 63 distribution centers and 52 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes

Builders FirstSource Reports Strong Fourth Quarter and Fiscal Year 2005 Results, continued
windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent filing on Form S-4/A with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

	(in thousands, except per share amounts)

Sales	$565,851	$505,594	$2,337,757	$2,058,047
Cost of Sales	419,707	376,130	1,745,230	1,574,535

Gross margin	146,144	129,464	592,527	483,512
Selling, general and administrative expenses	108,515	100,063	430,918	375,659
Stock compensation expense	68	—	36,437	437

Income from operations	37,561	29,401	125,172	107,416
Interest expense	7,583	5,771	47,227	24,458

Income from continuing operations before income taxes	29,978	23,630	77,945	82,958
Income tax expense	10,479	8,639	29,317	31,480

Income from continuing operations	19,499	14,991	48,628	51,478
Income from discontinued operations (net of income tax expense of $56)	—	—	—	103

Net income	$19,499	$14,991	$48,628	$51,581

Basic net income per share:
Income from continuing operations	$0.59	$0.60	$1.67	$2.05
Income from discontinued operations	—	—	—	—

Net income	$0.59	$0.60	$1.67	$2.05

Diluted net income per share:
Income from continuing operations	$0.56	$0.55	$1.55	$1.93
Income from discontinued operations	—	—	—	—

Net income	$0.56	$0.55	$1.55	$1.93

Weighted average common shares outstanding:
Basic	32,786	25,145	29,152	25,135

Diluted	35,066	27,435	31,428	26,714

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended December 31,
	2005		2004

	(dollars in thousands)

Prefabricated components	$115,063	20.3%	$98,652	19.5%
Windows & doors	116,805	20.7%	99,565	19.7%
Lumber & lumber sheet goods	194,012	34.3%	190,822	37.7%
Millwork	51,594	9.1%	45,290	9.0%
Other building products & services	88,377	15.6%	71,265	14.1%

Total sales	$565,851	100.0%	$505,594	100.0%

	Year Ended December 31,
	2005		2004

	(dollars in thousands)

Prefabricated components	$491,850	21.0%	$385,938	18.8%
Windows & doors	447,472	19.1%	391,199	19.0%
Lumber & lumber sheet goods	849,928	36.4%	815,295	39.6%
Millwork	203,113	8.7%	175,957	8.5%
Other building products & services	345,394	14.8%	289,658	14.1%

Total sales	$2,337,757	100.0%	$2,058,047	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31,
	2005	December 31,
	(unaudited)	2004

	(in thousands, except
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$29,508	$50,628
Accounts receivable, less allowances of $6,205 and $6,318, respectively	238,923	223,242
Inventories	149,397	137,858
Other current assets	24,753	21,851

Total current assets	442,581	433,579
Property, plant and equipment, net	99,862	87,486
Goodwill	163,030	163,030
Other assets, net	18,934	12,916

Total assets	$724,407	$697,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127,998	$94,378
Accrued liabilities	83,572	58,883
Current maturities of long-term debt	102	1,688

Total current liabilities	211,672	154,949
Long-term debt, net of current maturities	314,898	311,792
Other long-term liabilities	26,702	19,380

	553,272	486,121

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 32,998 and 25,148 shares issued and outstanding, respectively	330	251
Additional paid-in capital	111,979	160,213
Unearned compensation	(1,087)	—
Retained earnings	58,081	50,426
Accumulated other comprehensive income	1,832	—

Total shareholders’ equity	171,135	210,890

Total liabilities and shareholders’ equity	$724,407	$697,011

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

	(dollars in thousands, except per share amounts)

Reconciliation to Adjusted Net Income and Adjusted Net Income per Share (1):
Net income	$19,499	$14,991	$48,628	$51,581
Reconciling items:
Stock compensation expense (2)	—	—	36,364	437
Write-off of unamortized debt issuance costs	—	—	10,293	2,182
Financing costs incurred and expensed in conjunction with the February 11, 2005 refinancing	—	—	2,425	—
Termination penalty resulting from prepayment of term loan under prior credit facilities	—	—	1,700	—
Reduction in interest expense assuming IPO net proceeds were used to repay debt at the beginning of the respective periods	—	1,766	3,319	6,864
Tax effect of reconciling items at 38.0%	—	(671)	(20,558)	(3,604)

Adjusted net income	$19,499	$16,086	$82,171	$57,460

Weighted average shares outstanding:
Diluted shares	35,066	27,435	31,428	26,714
Incremental shares for IPO (3)	—	7,500	3,534	7,500

Adjusted diluted shares	35,066	34,935	34,962	34,214

Adjusted net income per share — diluted	$0.56	$0.46	$2.35	$1.68

Reconciliation to Return on Net Assets and Adjusted Return on Net Assets (1):
Net income	$19,499	$14,991	$48,628	$51,581
Reconciling items:
Interest expense	7,583	5,771	47,227	24,458
Income tax expense	10,479	8,639	29,317	31,480

Earnings before interest and taxes	37,561	29,401	125,172	107,519
Add: stock compensation expense (2)	—	—	36,364	437

Adjusted earnings before interest and taxes	$37,561	$29,401	$161,536	$107,956

Average net assets			$487,331	$483,908
Return on net assets			25.7%	22.2%
Adjusted return on net assets			33.1%	22.3%

Reconciliation to EBITDA and Adjusted EBITDA (1):
Earnings before interest and taxes	$37,561	$29,401	$125,172	$107,519
Add: depreciation and amortization expense	4,883	4,870	19,131	19,350

EBITDA	42,444	34,271	144,303	126,869
Add: stock compensation expense (2)	—	—	36,364	437

Adjusted EBITDA	$42,444	$34,271	$180,667	$127,306

Adjusted EBITDA as percentage of sales	7.5%	6.8%	7.7%	6.2%

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed February 23, 2006.

(2)	Represents cash payments made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with our refinancing transactions.

(3)	Represents incremental shares related to the company’s IPO assuming the 7,500 shares sold by the company were issued at the beginning of the respective periods.